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                          LICENSE AND SUPPLY AGREEMENT

         This Supply Agreement, dated as of the 31st day of March 2000, is between VIVIER-REGISTERED TRADEMARK- PHARMA INC., a Quebec, Canada corporation incorporated under the laws of Canada with offices at 2689 Carriage Way, St-Lazare, Quebec Canada J7T 2B1 ("Vivier"), and OBAGI MEDICAL PRODUCTS, INC., a corporation incorporated under the laws of California, with offices at 310 Golden Shore, Long Beach, CA 90802 ("Buyer").

         WHEREAS Vivier manufactures and markets or will market various types of dermatological products throughout North America and potentially in other countries under its Vivier label and trademarks;

         WHEREAS, Buyer wishes to purchase Vitamin-C 5%, and Vitamin-C 10% under its OMP, Inc. label (hereinafter, the "Products") from Vivier; and

         WHEREAS, Vivier is willing to supply the Products to Buyer for resale under the Buyer's label upon the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

1.       DEFINITIONS

             (a) The following terms shall have the meanings set forth or where indicated, below for purposes of this Agreement:

         "ACT" means the Federal Food, Drug and Cosmetic Act, as amended from time to time.

         "AFFILIATE" of any person shall mean any corporation or other business entity which, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term "control" (as used in the terms "controls," "controlled by," and "under common control with") means either (a) holding fifty percent (50%)or more of the outstanding voting securities of an issuer or (b) in the case of an entity that has no outstanding voting securities, having the right to fifty percent (50%)or more of the profits of the entity, or having the right in the event of dissolution to fifty percent (50%)or more of the assets of the entity.

         "BUYER INDEMNIFIED PARTIES" shall have the meaning given thereto in
Section 14.2 hereof.

         "COMMENCEMENT DATE" means the date of the execution of this agreement by the parties.

         "CONTRACT YEAR" means each consecutive 12-month period commencing on the Commencement Date and each one year anniversary thereof.

         "FDA" means the United States Food and Drug Administration.

         "FORMS" shall have the meaning given thereto in Section 23.3 hereof.


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         "GMP" means current good manufacturing practices as defined from time to time in Section 501(a)(2)(B) of the Act and the applicable rules and regulations of the FDA.

         "INITIAL TERM" shall have the meaning given hereto in Section 15 hereof.

         "ORDER DATE" shall have the meaning given thereto in Section 5.3 hereof.

         "PROCEDURES" shall have the meaning given thereto in Section 4.8 hereof.

         "PRODUCTS" shall have the meaning set forth in the recitals to this Agreement.

         "Specifications" the specifications of the Products listed in Schedule F.

         "TERRITORY" means the United States in the physician-dispensed channel of distribution; and for all channels of distribution in thecountries set forth on Schedule E.

         "TPP" means the Canadian Therapeutics Products Programme.

         "Trademarks / Patents" means the trademarks / patents listed in Schedule D and such other trademarks, trade names or identifying marks to be used in association with the Product hereunder, which are all owned by Vivier.

         "VIVIER INDEMNIFIED PARTIES" shall have the meaning given thereto in
Section 14.1 hereof.

2.       PURCHASE AND SALE; LICENSE

         2.1 During the term of this Agreement, and subject to the provisions hereof, Vivier agrees to supply to Buyer, all of Buyer's requirements for the Products. All orders for the Products shall be made pursuant to written purchase orders delivered to Vivier in accordance with Section 4 hereof. All purchase orders from Buyer shall be in multiples of full batch sizes commonly used in routine production of the Products. Minimum batch sizes are set forth on Schedule A. The parties reserve the right to negotiate modified minimum batch sizes on mutually agreeable terms and conditions.

         2.2 Vivier hereby grants to Buyer the exclusive right to market, sell, and distribute the Products in the Territory and in the specified channels of distribution and OMP agrees to distribute the Products under the OMP label or such other labels owned or controlled by Buyer on an exclusive basis.

         2.3 The Buyer shall not, during the term of this agreement, sell the Products to customers in the United States other than prescribing / dispensing physicians, knowingly sell the Products in the Territory for resale outside the Territory, (in particular Canada) nor buy from anyone other than Vivier or develop or manufacture itself the Products or any other product which is substantially the same as the Products during the five (5) year contract.


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         2.4 Vivier retains the right to sell the Products under its label and trademarks in Canada and other than through the physician-dispensed channel of distribution, in the United States. Vivier retains the right to sell the Products under its label and trademarks in the United States through the retail drug stores, spas, and beauty salons channel of distribution.

         2.5 If Vivier fails to deliver any of the Products in the quantities requested by Buyer within thirty (30) business days of the date of delivery as specified in a purchase order, then Buyer shall have the right to cancel the amount of the purchase order which is unfulfilled, and obtain the unsupplied quantity of such equivalent Products from any other manufacturer. In such event, Vivier shall pay to Buyer the difference between the contract price and Buyer's actual cost of such replacement product (subject to the obligation of Buyer to reasonably mitigate its damages). Said right shall apply only to the extent that such purchase order is unfulfilled. A purchase order shall be deemed filled and closed if (a) Buyer orders full minimum batch sizes and Vivier delivers the appropriate number of full batches or (b) the quantity of Products delivered is within ten percent (10%) of the quantity ordered. In no event shall Buyer be required to pay for any quantities not actually delivered.

         2.6 Appropriate supply lead times will be established (once final labels and packaging are approved for printing by the Buyer) in excess of 120% of the minimum annual purchase quantities set forth in Section 3, which will be mutually agreed to by both parties.

         2.7 Buyer agrees to review with Vivier its sales by country for those countries specified on Schedule E within 60 days of the end of each Contract Year. In the event that Buyer has not established sales in any country specified on Schedule E by the end of the first Contract Year, Buyer's exclusivity and distribution rights under this agreement with respect to such country shall automatically terminate.

         2.8 Vivier hereby grants to Buyer the right of first offer to distribute its Vitamin-C 10% plus Hydroquinone 4% product, upon release of such product from stability testing. In the event that Buyer exercises its right of first offer hereunder, such product shall be deemed incorporated in the definition of Products under this agreement, and the parties shall agree on minimums in addition to those specified in Section 3.

3.       BUYER PRODUCT COMMITMENTS

         3.1      First Contract Year
a) During the first Contract Year, Buyer hereby agrees to purchase the following minimum quantities for delivery in the first Contract Year:

                  1) For the US, a total of [***] units in the aggregate of the Vitamin-C 5% Eye Contour Serum 15 ml and Vitamin-C 10% High Potency Serum - 30 ml.
                  2) For the 4 Country Groups and countries specified on Schedule E, a total of [***] units in the aggregate of the Vitamin-C 5% Eye Contour Serum - 15 ml and Vitamin-C 10% High Potency - 30 ml.
                  3) The Buyer shall provide Vivier with an opening purchase order for [***] units of Vitamin-C 5% Eye Contour Serum
                      15 ml and [***] units of Vitamin-C High Potency 30 ml within five (5) working days from the


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[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

                      Commencement Date. Failure to issue the purchase order shall not relieve the Buyer from any liability for these quantities.
                  4) The Buyer agrees to pay Vivier a deposit equal to [***]% of the value of the first (opening) order upon submission of the purchase order to Vivier, and the balance thirty days (30) after shipment. Vivier agrees to apply this deposit only toward the procurement of materials, supplies and packaging related to Buyer's order. In return for making this payment, Vivier will grant to Buyer a discount of [***]% from the unit prices shown in Schedule B or from Schedule C.
                  5) Buyer will provide to Vivier, at its own cost and expense, and approved by the Buyer final artwork and packaging design for the Products.

         3.2 Subsequent Contract Years

         a) For the second through to the fifth contract year, Buyer agrees to purchase a minimum quantity equal to [***]% of the total minimum quantities in effect for the preceding Contract Year.

         b) In order for the Buyer to maintain exclusivity of the Products in the Territory, the Buyer agrees to purchase the minimum annual quantities for the US and for the Country Groups and countries set forth on Schedule E as set forth in Sections 3.1 and 3.2, respectively, and under the terms set forth in this Agreement. If the Buyer fails to meet the minimum annual quantities as set forth in Sections 3.1 and 3.2, the Buyer's exclusivity right in the US and/or the Country Groups and countries set forth on Schedule E, respectively, will automatically revert to Vivier.

4. PRICE; PAYMENT, MARKETING RESPONSIBILITY; MISCELLANEOUS TERMS AND CONDITIONS OF SALE

         4.1 (a) The transfer price payable by Buyer for the Products shall be as set forth in Schedule B attached hereto (the "Transfer Price") or as set forth in Schedule C attached hereto ("Annual Unit Volume Transfer Price and Discounts").

         4.2 (a) Buyer shall bear the cost of any sales taxes of any kind, nature or description whatsoever applicable to the sale of any Product sold by Vivier to Buyer and Buyer shall forthwith pay to Vivier all such sums upon demand unless Buyer is exempt therefrom and, as evidence thereof, provides to Vivier, at the time of the submission of its order to Vivier, with tax exemption certificates or permits acceptable to the appropriate taxing authorities.

             (b) Shipping terms shall be F.O.B. Vivier's Montreal area, Quebec location. All freight and shipping charges and all other taxes, custom duties or fees, storage, handling, insurance and other charges relating to the Product shall be paid by the Buyer. Vivier may increase its sale price of the Product proportionately to the increase in the Canadian Consumer Price Index as published by Statistics Canada, taking the month in which this agreement is executed for a reference. The increase shall be effective the beginning of each Contract Year.

             (c) All payments to Vivier hereunder shall be in US dollars.


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[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

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         4.3 Each release of Product for shipment to Buyer shall constitute a separate sale, obligating Buyer to pay therefor, subject to the terms of this agreement, whether said shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith. Vivier agrees to invoice each separate shipment on a separate invoice.

         4.4 (a) Vivier shall issue its invoice to Buyer at the time of shipment. Payments for Product sold hereunder shall be made by Buyer to Vivier within thirty (30) days after date of invoice, terms net 30 days or 2% net 15 days by check or, at the discretion of Vivier, by electronic transfer. The correct purchase order number will be quoted on all invoices. All overdue amounts shall collect interest at the prime rate of Vivier's bank plus 2% but never less than 12% per annum, calculated daily

             (b) Subject to Section 5.1 hereof, all payments shall be in the full amount stated in each invoice, without any setoffs, deductions or withholdings of any kind, except that payment shall not be required to the extent that Buyer reasonably determines that it has the benefit of a credit relating to any previously issued invoice and follows the procedures set forth in the remainder of this Section 3.4(d). Buyer shall not make any such deduction or set off against amounts owed to Vivier, without first providing thirty (30) days written notice to Vivier of the existence of a dispute. Such written notice shall include enough detail to enable Vivier to evaluate the claim, including but not limited to, a description of the type of claim (i.e., pricing, rebate, shortage claim) as well as the relevant items, prices, quantities, relevant time period. The parties agree to negotiate in good faith to resolve any such dispute.

         4.5 Buyer shall be responsible for all marketing, distribution, and related costs incurred by it in connection with its sale of the Products within the Territory.

         4.6 (a) The parties shall cooperate to develop mutually acceptable procedures to ensure compliance with applicable advertising and promotion regulations.

         (b) Buyer represents, warrants and covenants that all marketing, labeling, sale and distribution shall be in accordance with local laws and regulations.

         4.7 Buyer shall not use, or claim any right or license with respect to, any trademark, trade name, service mark or logo of Vivier, and Vivier shall not use, or claim any right or license with respect to, any trademark, trade name, service mark or logo of Buyer.

         4.8 To the extent not otherwise covered in this Agreement, purchases of Product hereunder will be made pursuant to Buyer's standard purchase order procedures (the "Procedures"). Such Procedures may be modified from time to time with the written consent of Vivier, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, it is understood that the provisions of this Agreement shall control in the event of any conflict between such provisions and Buyer's Procedures.

         4.9 a) In addition, to the transfer price payable by the Buyer for the Products as set forth in Schedule B attached hereto (the "Transfer Price"). Vivier has agreed to provide to the Buyer with Annual Unit Volume Transfer Prices and Discounts for the Vitamin-C 5% - 15 ml and for the Vitamin-C 10% - 30 ml as set forth in Schedule C attached hereto (the "Annual Unit Volume Transfer Price and discounts"). These prices will be set at the commencement of the


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Contract Year and will be based on the Buyer's total committed annual unit minimums for the Territory.

                  b) Should the Buyer exceed their total committed annual unit minimums for the Territory and that their increased sales units of the said Products qualifies them to benefit from a lower price range, Vivier, at its option, will either remit to the Buyer a) a dollar credit and/ or b) free goods for the difference in the price for the Products sold to and paid for by the Buyer at the end of Contract Year. This credit would be remitted by Vivier to the Buyer within 60 days of the close of the Contract Year and providing there are no outstanding balances and no unforecasted unit sales i.e., intentional loading by the Buyer unless otherwise mutually agreed to.

                  (c) Should the Buyer, given its projected quarterly and / or annual unit forecasts, fail to meet its stated committed annual unit volumes and have benefited or are benefiting from the lower unit price volumes, upon Vivier's request, the Buyer agrees that it is obligated to pay Vivier for the difference in the volume unit price it has received for the purchased Products given its actual unit sales and as set forth in Schedule C attached hereto (the "Annual Unit Volume Transfer Price and Discounts"). The Buyer agrees that it will remit to Vivier within 60 days of the close of the Contract Year, or when requested by Vivier, given the Buyer's known lower unit sales volumes and forecasted unit volumes supplied to Vivier, the difference between what it has paid for the purchased Products and the new price based on their actual annual unit volume as set forth in Schedule C attached hereto (the "Annual Unit Volume Transfer Price and Discounts").

5.       FORECASTS; SHIPMENTS; ORDERS

         5.1 In order to assist Vivier in planning its production runs for the Products, the Buyer shall provide Vivier, at least five (5) days prior to the beginning of each month, with a three (3) month rolling forecast of the quantities of each Product required by Buyer, by month, for the following three
(3) months, together with the approximate dates upon which it will request the deliveries of such Product be made. In addition, Buyer shall submit a forecast for the succeeding three (3) months in quarterly estimates. It is understood that such rolling forecasts are intended to be Buyer's estimates of its purchase requirements; they shall not be binding upon either party. Notwithstanding the foregoing, Buyer acknowledges that production and plant capacity planning will be based on such forecasts Buyer shall be bound to purchase from Vivier 100% of those quantities of Product set forth in any such forecast as being the requirements of Products for the first three (3) months of the forecast.

         5.2 Vivier shall, within thirty (30) business days after receipt of each such forecast notify Buyer of any prospective problems it might have in respect of meeting Buyer's forecasted order quantities or estimated delivery dates.

         5.3 Buyer shall provide Vivier with its firm orders for the Products within the lead times set forth on Schedule A (which Schedule A describes different lead times for different Products) and Vivier, within five (5) business days after the date that an order is deemed placed with it (the "Order Date"), shall acknowledge receipt of Buyer's order and confirm that the order can be supplied. For purposes hereof, the Order Date shall be the earlier of (a) the date that Vivier receives the order via mail or (b) the date of receipt of the telecopied order.


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         5.4 For the opening order only, the Buyer agrees to grant Vivier a lead time of up to 60 days (upon approval of the Buyer's final label and package artwork, UPC bar code, etc.) to deliver the Products to the Buyer. Vivier agrees to use its commercially reasonable efforts to deliver such order as soon as possible.

         5.5 (a) Each order shall specify the quantity of Product ordered.
The order shall be delivered to such location as Vivier designates in writing to Buyer from time to time. On or after the Order Date, Buyer will specify individual shipment release dates for the quantities ordered. Subject to the terms of the following sentence, Buyer is under no obligation to accept shipments nor commence payment of invoices prior to the shipment release date.

             (b) Buyer shall provide Vivier with a list of approved carriers. Vivier shall make all necessary shipping arrangements with a carrier listed by Buyer as "approved" and shall deliver all orders to Buyer F.O.B. Buyer delivery point.

             (c) When a shipment of Product is ready for delivery, Vivier shall notify Buyer of the expected delivery dates (including, to the extent applicable, details or port, date and time) to enable delivery and collection to be coordinated.

             (d) Buyer shall be fully responsible for all final label and packaging artwork provided to Vivier. Vivier shall review and approve such final artwork. Any future modifications thereto to be included in the final packaging production will be brought to the attention of the Buyer for final approval and Vivier will supervise the final production runs.

             (e) Vivier shall purchase all materials and packaging components for the Product. The Buyer understands that Vivier's 15 ml bottle products are currently packaged in carton boxes of 30's and that the 30 ml bottle products are packaged in carton boxes of 20's and shipped in master shippers of 8 cartons.

             (f) Vivier agrees to properly pack, mark and ship the Product to one (1) location designated by Buyer in boxes of twelve (12).

             (g) The Buyer agrees, given Vivier's current and standard packaging, to: (1) pay for special or customized shipping and printing plates, films for labels for outer boxes and master shippers; (2) be responsible for the labeling i.e., label specifications and copy (including translation(s), and bear the cost of original artwork, print origination and any subsequent amendments thereto, and of the final printing material (sticky labels, insert and outer cartons); and (3) send to Vivier any revisions to the finished artwork, translated if necessary, or films at least three (3) months before the due date of each shipment, other than for the opening order.

6.       ALLOCATION OF SHORTAGES

         6.1 Subject to Section 2.5 hereof, Vivier shall not be required to maintain an inventory of the Products and shall use reasonable efforts to supply the Products according to the Buyer's purchase orders insofar as not prevented or hindered by limitations of availability, production hold-ups, shortages of raw materials or labor and the like. In the event of such


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happenings, Vivier shall notify the Buyer at the earliest possible time of the impending delay or shortage. Vivier shall then allocate between its customers (including its own requirements) and the Buyer its available supply of Products in proportion to the respective quantity of Products purchased from Vivier by each customer and by the Buyer during the preceding three month period. Any shortages in supply to the Buyer relating to accepted purchase orders shall reduce the Buyer's minimum purchase obligations by the amount of the shortfall.

7.       INSPECTION OF SHIPMENTS

         7.1 Buyer shall inspect all Product delivered hereunder for defective or adulterated Product within a reasonable period of time after receipt and shall provide Vivier with written notice of any such defective or adulterated Product within thirty (30) days of discovery of any defect of adulteration. Defective or adulterated Products, excluding those Products suffering from defects or adulteration as a result of shipper's action or failure to act, shall hereinafter be referred to as, "Damaged Product." If within such thirty (30) day period, Buyer notifies Vivier that in its opinion the defects or adulteration are not as a result of shipper's action or failure to act, Buyer agrees to review its results with Vivier's Quality Assurance Department to confirm the existence of Damaged Product. Pending final determination of the existence of Damaged Product, Buyer's obligation to pay for the Damaged Product shall be suspended. Upon a determination that such product is or was not Damaged Product, Buyer shall immediately pay to Vivier the full invoice price for such product. If both parties agree that the shipment, or any part thereof, is Damaged Product, then Vivier shall, at Buyer's option, (a) deliver replacement Product to Buyer as soon as reasonably practical thereafter (but, in any event, within ninety (90) days after the initial notification by Buyer) , (b) refund to Buyer (by cash or credit) the purchase price paid by Buyer with respect to the amount of Product which is determined to be Damaged Product or (c) cancel that portion of the purchase order to the extent of the Damaged Product in which event Buyer shall have no obligation to pay for such Damaged Product. If the parties disagree as to the existence of a problem, they will then submit representative samples of the shipment to a mutually acceptable independent testing lab and the results of said lab shall be binding on the parties and the costs associated with such submission shall be borne by the party against which the lab decides.

         7.2 (a) Notwithstanding any other provisions of this Agreement, Buyer agrees, if so requested by Vivier, to return to Vivier, at Vivier's expense, any Product that is, or is claimed to be, Damaged Product or otherwise to dispose of such Product as Vivier may direct.

         7.3 Vivier's warranty shall not extend to the Products which have been improperly stored or handled after loading on carrier.


8.       TRADE SECRETS AND CONFIDENTIALITY

         8.1 (a) Vivier or Buyer may, from time to time, disclose to the other valuable information of a technical or nontechnical nature that is not generally known to the trade or public. Each of Vivier and Buyer agrees that during the period that this Agreement is in effect and for a period of five (5) years thereafter, it will not disclose to anyone in any manner whatsoever (except as authorized in writing by the other party) any such information


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("Confidential Information"), including, without limitation, intellectual property, inventions, works of authorship, trade secrets or know-how or other information relating in any way to the products, processes, and services of such other party which becomes known to Vivier or Buyer, as the case may be, during the period that this Agreement is in effect. The obligations of this
Section 6 shall not apply to information that (i) is known to a party as shown by written records prior to the disclosure of such information by the other party; (ii) becomes public information or is generally available to the public other than by an unauthorized act or omission of a party; or (iii) is received by a party from third parties who are in rightful possession of such information and who are lawfully entitled to disclose such information to such party.

                  (b) Upon termination of this Agreement, each of Vivier and Buyer shall return to the other all materials and documents that include Confidential Information of the other party, including all copies of such materials and documents, and shall make no further use of such Confidential Information.

         8.2 Each party agrees to advise those of its employees who receive any other party's Confidential Information that such information (a) is proprietary and confidential to such party and (b) shall not be disclosed to anyone except as authorized by this Agreement or otherwise authorized by such party in writing. Each party further agrees to take such precautions as it normally takes with its own confidential and proprietary information to prevent unauthorized disclosure of another party's Confidential Information.

         8.3 In the event that a party becomes legally compelled to disclose another party's Confidential Information, it will provide such other party with prompt advance notice in writing so that such other party may, at its discretion, defend against such legal obligation, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
Section 6. In the event that such protective order or other remedy is not obtained, a party will furnish only that portion of such other party's Confidential Information which, it is advised by written opinion of counsel, is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

         8.4 Each party acknowledges that any unauthorized disclosure of any portion of another party's Confidential Information shall cause irreparable injury to such other party and that no adequate or complete remedy shall be available to such other party to compensate for such injury. Accordingly, each party hereby also acknowledges that such other party shall be entitled to injunctive relief in the event of such unauthorized disclosure by a party or any of its employees in addition to whatever remedies it might have at law.

9.       INTELLECTUAL PROPERTY

         9.1 Nothing in this agreement shall be construed as transferring to the Buyer any right, title or interest in or to any patent, trademark, copyright, design, proprietary information, process or know-how related to the Product and which is the property of or controlled by Vivier.

         9.2 The Buyer agrees that its corporate name shall not include: a) the Trademarks, the name of Vivier or any word confusingly similar thereto; or b) any other trademark owned by Vivier.


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         9.3 The Buyer acknowledges that it has no proprietary interest in any of the Trademarks, and Patents, that all such Trademarks and Patents are the property of Vivier. The Buyer shall acquire no proprietary interest in them as a result of such use and shall not at any time, whether during or after this agreement, assert or claim any rights in any of the Trademarks and Patents.

10.      AUTHORIZATION AND REGISTRATIONS

         10.1 The Buyer shall comply with all regulatory requirements of the Territory and obtain at its cost all necessary authorizations, licenses or permits for the sale of the Products in the Territory, only to the extent Buyer intends to sell the Products in such portion of the Territory. Vivier shall provide any data concerning the Product which may be reasonably be required in order to comply with applicable regulatory requirements.

         10.2 In the event that regulatory approval or registration is compulsory in certain countries of the Territory in which Buyer intends to sell the Products, Buyer shall apply for such registration in the name of the Buyer and Vivier and take such steps as are reasonably necessary to acknowledge that Vivier is the manufacturer, at its cost.

11.      MUTUAL REPRESENTATIONS AND WARRANTIES

         Each of the parties hereto represents and warrants to the other that:
(i) it is a corporation duly organized, existing, and in good standing in accordance with the laws of its state of organization; (ii) it has all requisite legal and corporate power and authority to enter into this Agreement; (iii) when executed by the corporate officers whose names appear on the signature page hereof, this Agreement shall be a valid and binding obligation of the parties enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors; (iv) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not constitute a breach or default under any other agreement to which it is party or by which it is bound; (v) it will comply with all applicable laws, rules and regulations in the conduct of its responsibilities and activities under this Agreement.

12.      SAFETY AND HEALTH--RESPONSIBLE CARE

         12.1 From time to time Vivier may provide Buyer with safety and health information, including, without limitation, warnings, material safety data sheets, precautionary safety measures, and instructions on proper care, use and handling, storage, and disposal of the Product. Buyer agrees to observe all precautions and instructions provided by Vivier and to communicate all such environmental, safety and health information to its employees.

         12.2 Buyer shall follow safe handling, storage, transportation, use, and disposal practices with respect to the Product, including, but not limited to, those required by federal, state, and local laws, regulations, and ordinances and those set forth in the Responsible Care Codes of the Chemical Manufacturers Association.


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         12.3 Vivier shall have the right to inspect Buyer's locations (in the company of a Buyer representative) at reasonable times and upon reasonable advance notice to determine Buyer's compliance with applicable laws and regulations and with Vivier's instructions on proper care, use, handling, storage and disposal of the Product.

13.      QUALITY OF THE PRODUCT

         13. 1 Vivier hereby warrants that no Product constituting or being a part of any shipment made by Vivier pursuant hereto shall at the time of any such shipment be adulterated or misbranded within the meaning of the Act or TPP, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment. Notwithstanding the foregoing, Vivier makes no misbranding representation with respect to Buyer's promotional activities.

         13.2 The parties hereto agree to mutually cooperate with each other, as required by pertinent provisions of the Act or TPP and the regulations promulgated thereunder, in connection with any recalls, complaints or adverse reactions relating to the Product manufactured and sold hereunder. In the event of any recalls relating to the Product, all costs associated therewith shall be borne by the party whose action or inaction causes such recall. For purposes of this Section 13.2, the cost of any recall shall be deemed to be any administrative and shipping expenses incurred by Buyer's customers and reimbursed by Buyer, unless otherwise agreed in writing by the parties hereto.

         13.3 VIVIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise specifically provided in this Agreement, Buyer assumes all risks and liabilities whatsoever resulting from the transportation, handling, storage, use and disposal of the Products, whether used singly or in combination with other substances.

         13.4 (a) Product quality complaints received by the Buyer will be forwarded upon receipt to a quality assurance representative to be designated by Vivier. It is Vivier's responsibility to investigate these complaints or forward such complaints to the manufacturer, if applicable, and to provide Buyer with a follow-up report and required corrective actions, if any.

              (b) Adverse event reports received by the Buyer will be forwarded upon receipt to Vivier's designated quality assurance representative. It is Vivier's responsibility to fulfill its regulatory and reporting requirements related to the adverse event reports.

14.      INDEMNIFICATION

         14.1 Subject to Sections 14.3 and 14.4 hereof, Buyer shall defend, indemnify and hold harmless Vivier, its officers and directors, and its successors and permitted assigns (collectively referred to as the "Vivier Indemnified Parties"), from, against and in respect to any and all losses, obligations, liabilities, penalties and damages (other than the Vivier Indemnified Parties' consequential, incidental, special or indirect damages) and reasonable costs and expenses which any of the Vivier Indemnified Parties may incur or suffer in connection with any and all


                                                                        11 of 23
deficiencies, actions (including, without limitation, any proceedings to establish insurance coverage) and/or judgments, with which any of them may be faced and which arise out of or are based upon third party claims or investigations asserted or initiated against any of them arising from the use, labeling, sale or marketing of the Product, except to the extent such claims arise from (a) manufacturer and/or Vivier's failure (i) to meet the manufacturing specifications contained in the Product's ANDA or (ii) to manufacture and package the Product in compliance with the Act and TPP and with the FDA's and TPP's GMP and other regulations promulgated under the Act.

         14.2 Subject to Section 14.4 hereof, Vivier shall defend, indemnify and hold harmless Buyer, its officers and directors, and its successors and permitted assigns (collectively referred to as the "Buyer Indemnified Parties"), from, against and in respect of any and all losses, obligations, liabilities, penalties and damages (other than the Buyer Indemnified Parties' consequential, incidental, special or indirect damages) and reasonable costs and expenses which any of the Buyer Indemnified Parties may incur or suffer in connection with any and all deficiencies, actions (including, without limitation, any proceedings to establish insurance coverage) and/or judgments with which any of them may be faced and which arise out of or are based upon third party claims or investigations asserted or initiated against any of them to the extent such claims arise from manufacturer or Vivier's failure to manufacture and package the Product in compliance with the Act and TPP and with the FDA's and TPP's GMPs and other regulations promulgated under the Act and TPP. Vivier's indemnification obligations under this Section 14.2 shall not be subject to the limitation of liability set forth in Section 7.3 hereof.

         14.3 Without limiting its obligations under Section 10.2, Vivier shall defend, indemnify, and hold harmless the Buyer Indemnified Parties from, against, and in respect to any and all losses, obligations, liabilities, penalties, damages, and reasonable costs and expenses which any of the Buyer Indemnified Parties may incur or suffer in connection with any claim of infringement of any patent or other proprietary right made against any of them and based, in whole or in part, upon Buyer's activities properly undertaken pursuant to this Agreement.

         14.4 The foregoing indemnification obligations of Vivier and Buyer are subject to the following: (a) the indemnifying party is notified by or on behalf of the indemnified party in writing promptly after a claim is made, a suit is filed or an action or investigation is initiated (each, a "Proceeding") against the indemnified party; (b) the indemnifying party is permitted to defend, control, conduct and prosecute, in the indemnifying party's sole discretion and by counsel of the indemnifying party's choosing, the defense of such Proceeding brought against the indemnified party; (c) subject to the last sentence of this
Section 14.4, the indemnifying party has the right in its sole discretion to settle, compromise or otherwise terminate the Proceeding and each of Vivier and Buyer expressly agrees that the indemnifying party may do so in its name; (d) the indemnified party shall refrain from settling any such Proceeding without the indemnifying party's prior written consent; (e) the indemnified party shall not compromise the position of the indemnifying party by admission, statements or conduct in a way that could prejudice the defense, control, conduct or prosecution of said cause of action; and (f) the indemnified party shall cooperate with the indemnifying party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified party at the indemnifying party's reasonable request and at no charge to the indemnifying party. Notwithstanding anything in clause (c)


                                                                    12 of 23
above to the contrary, no compromise or settlement of any Proceeding may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld), unless, in connection therewith, there is no finding or admission of any violation by the indemnified party of (i) any law, rule or regulation or (ii) the rights of any person.

         14.5 Promptly after receipt by a party of notice of the threat or commencement of any Proceeding against it in respect of which indemnity may be sought against the other party hereunder, the parties shall determine their respective indemnification responsibilities under this Section 14. If the parties are unable to agree, they shall retain an outside expert whose determination in this regard shall be final and binding. If the parties are unable to agree on an outside expert or such expert is unable to make a determination as to the parties' respective indemnification responsibilities, then such determination shall await the completion of the Proceeding. Pending such completion, the parties shall conduct the defense of the Proceeding as agreed between them. In any event, the determination by a court of competent jurisdiction, with respect to the fault or responsibility of the parties, shall be conclusive and binding for purposes of determining a right to indemnification under this Article 14.

         14.6 a. Buyer and Vivier shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:

                  i) General liability insurance with combined limits of not less than $[***] per occurrence and $[***] per accident for bodily injury, including death, and property damage; and

                  ii) Product Liability Insurance with limits not less than $[***].

         b. Upon request, Vivier and Buyer shall each provide the other with evidence of its insurance or self insurance. Each party shall provide the other thirty (30) days prior written notice of any cancellation or change in its coverage.
         c. Such insurance shall be underwritten with a responsible and reputable insurer.
         d. Each of Vivier and Buyer's policies shall include the other as additional insureds as their respective interests may appear.

         14.7 UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS OR INTERRUPTION OF BUSINESS ARISING OUT OF OR RELATING TO THE SUPPLY OF PRODUCTS UNDER THIS AGREEMENT.

15.      TERM AND TERMINATION

         This Agreement shall commence on the Commencement Date and shall continue in effect for five (5) years (hereinafter referred to as the "Initial Term") and may be renewed thereafter upon mutual agreement between the parties.

16.      DEFAULT


                                                                    13 of 23

[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

          16.1 Either party may terminate this Agreement upon the giving of prior written notice to the other party if the other party (a) has not fully complied, in all material respects, with the terms and conditions hereof and (b) fails to cure any such material noncompliance within forty-five (45) days after receipt of such notice; in such event, this Agreement shall terminate effective on the later of (a) the expiration of such forty-five (45) day period or (b) the date specified in the written notice from the terminating party. In addition, either party may terminate this Agreement with immediate effect upon giving written notice to the other party in the event of insolvency, assignment for the benefit of creditors, or bankruptcy proceedings by or against the other party. In the event of termination by Buyer pursuant to this Section 16.1 as a result of material breach by Vivier, and subject to the provisions of Section 4.4, Vivier shall honor any purchase order accepted prior to the date notice of termination is given. In the event of termination by Vivier pursuant to this
Section 16.1 as a result of Buyer's material breach, Buyer acknowledges and agrees that Vivier shall be entitled to cancel any purchase order accepted prior to the date notice of termination is given, and shall not be obligated to ship any Product ordered by Buyer pursuant to such purchase order.

         16.2 The termination of this Agreement shall not release Buyer from the obligation to pay any sum that may be owing to Vivier (whether then or thereafter due to Vivier) or operate to discharge any liability that had been incurred by either party prior to any such termination.

         16.3 During the period between the giving of any notice of termination of this Agreement pursuant to this Section 16 and the effective date of termination, all Product shall be delivered to Buyer solely on a C.O.D.
basis.

         16.4 Notwithstanding any termination of this Agreement, the provisions of Section 4.6(b), and Articles 7, 8, 9, 12, and 14 shall remain in effect.

17.      FORCE MAJEURE

         17.1 Neither party shall be liable for any failure to deliver or receive or any delay in delivery or receipt of any shipment when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion, sabotage; strike, or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions of any governmental authority; voluntary or mandatory compliance by a party with any request of any governmental authority, or any officer, department, agency, or committee thereof; voluntary or mandatory compliance by a party with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; shortage of labor, fuel, power or raw materials; inability to obtain supplies; failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God; or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of a party.

         17.2 Except as provided below, if a force majeure event occurs, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. If, however, any such event shall


                                                                    14 of 23
delay any shipment hereunder or the receipt thereof for more than thirty (30) days beyond the scheduled delivery date, then (a) if such event is suffered by Buyer and not also Vivier, Vivier shall have the right, at its option, to cancel such shipment, and (b) if such event is suffered by Vivier and not also Buyer, Buyer shall have the right to cancel its order and to purchase from a third party the amount of Product ordered without incurring any liability to Vivier with respect thereto. If any such disability exists for more than ninety (90) days, the party not under such disability may terminate this contract without liability to the other party by giving such other party thirty (30) days' prior written notice of termination, and this Agreement shall terminate on such thirtieth (30th) day unless prior thereto the force majeure event ceases to exist and the party giving the notice of termination is so notified in writing.

18.      ASSIGNMENT

         No party shall assign or otherwise transfer this Agreement or any interest herein or any right hereunder without the prior written consent of the other party, except that either party may, without the necessity for such consent, assign this Agreement or any interest herein or any right hereunder, to any of its Affiliates, or to any party which acquires a majority in interest of Buyer's or Vivier's assets or capital stock. Any such purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder except in compliance with this Section 13 shall be null, void and of no effect.

19.      WAIVER; SEVERABILITY

         19.1 Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each an every such provision.

         19.2 The rights and remedies set forth herein shall be the exclusive rights and remedies of the parties.

         19.3 If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be in whole or in part invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

20.      GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California as though made and to be fully performed in said State. Any proceeding to enforce or resolve disputes of any nature arising under or relating to this Agreement shall be brought exclusively before the courts of the State of California or of the United States of America for the Central District of California.


                                                                    15 of 23

21.      NOTICES

         All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

         Vivier:           Vivier-Registered Trademark- Pharma, Inc.
                           2689 Carriage Way
                           St-Lazare, Quebec J7T 2B1, Canada
                           Tel: 450-458-8633
                           Fax:  450.458.0033

                           Attention:  Jess Vivier, President & CEO

         Buyer:            Obagi Medical Products, Inc.
                           310 Golden Shore, First Floor
                           Long Beach, CA 90802
                           Fax: 562/628-1008
                           Attention:  Phillip J. Rose, President & CEO

or to such other address as may be specified in a notice given to the other party in accordance with this Section. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by facsimile transmission.

22.      CAPTIONS

         The captions of each section of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction of any provisions herein.

23.      ENTIRE UNDERSTANDING; MODIFICATION

         23.1 This Agreement represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement, and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by either party to the other, except such as are expressly hereinabove set forth.

         23.2 Except with respect to the Exhibits and Schedules attached hereto, which may be amended as provided elsewhere in this Agreement, this Agreement shall not be subject to change


                                                                    16 of 23
or modification except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by both parties hereto.

         23.3 The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document (collectively "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

24.      PARTIES' RELATIONSHIP

         Nothing in this Agreement shall create between the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, each of Vivier and Buyer now confirms and accepts (for itself and as agent on behalf of its Affiliates) that it is an independent contractor trading for and on its own behalf.

25.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.


         IN WITNESS WHEREOF, the parties hereto by their duly authorized officers have executed this Agreement as of the day and year first above written.


VIVIER-Registered Trademark- PHARMA, INC.        OBAGI MEDICAL PRODUCTS, INC.


By: /s/ Jess Vivier                              By: /s/ Philip J. Rose
    ---------------------                            ---------------------------

Name:    Jess Vivier                             Name:    Philip J. Rose
        -----------------                                -----------------
Title:   President & CEO                         Title:   President & CEO
        -----------------                                -----------------
Date:    April 3, 2000                           Date:    March 30, 2000
        -----------------                                -----------------

                                                                    17 of 23

                                   SCHEDULE A

                 LEAD TIMES, BATCH SIZES, AND EXPIRATION DATING


------------------------------------- ------------------- -------------- ----------------------- -------------
Product Description                   Size                Lead time      Batch size              Exp. dating
------------------------------------- ------------------- -------------- ----------------------- -------------
Vitamin-C 5% Serum                    15 ml bottle        30 days        Batch is  4,000          14 months

------------------------------------- ------------------- -------------- ----------------------- -------------
Vitamin-C 10% Serum                   30 ml bottle        30 days        Batch is  4,000          14 months

------------------------------------- ------------------- -------------- ----------------------- -------------
Vitamin-C                             30 ml bottle        30 days        Batch is  2,000             TBD
10% + 4% HQ Serum
------------------------------------- ------------------- -------------- ----------------------- -------------












                                                                    18 of 23

                                   SCHEDULE B

                                 TRANSFER PRICE


-------------------------------------- ------------------- -------------------------
Product Description                           Size              Transfer Price
                                                                 U.S. Dollars
-------------------------------------- ------------------- -------------------------
Vitamin-C 5% Serum                     15 ml bottle                 $[***]

-------------------------------------- ------------------- -------------------------
Vitamin-C 10% Serum                    30 ml bottle                 $[***]

-------------------------------------- ------------------- -------------------------
Vitamin-C                              30 ml bottle                 $[***]
10% + 4% HQ Serum

-------------------------------------- ------------------- -------------------------


                                                                    19 of 23

[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

                                   SCHEDULE C
                "ANNUAL VOLUME UNIT TRANSFER PRICE AND DISCOUNTS"


---------------------------------------- --------------------------------------
             Annual Units                     % Volume Discount from Unit
                                               Prices Shown on Schedule B
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------
       [***] to [***]                              [***]%
---------------------------------------- --------------------------------------



                                                                    20 of 23

[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

                                   SCHEDULE D

                          VIVIER PATENTS AND TRADEMARKS

1. Vivier and logo is a registered trademark and copyright in the US and Canada.
2.       Vitamin-C IDS trademark is pending in the US.
3.       IDS and IntraDermal System is a registered trademark in Canada.
4. Vitamin-C and Vitamin-C + Hydroquinone formulations are Patent Pending in the US and Canada.


















                                                                    21 of 23

                                   SCHEDULE E


                           INTERNATIONAL MARKETS HELD
                            EXCLUSIVELY FOR THE BUYER


WESTERN EUROPE               ASIA                                  S. AMERICA           MIDDLE EAST
--------------               ----                                  -------------        -----------
France                       Taiwan                                Argentina            Saudi Arabia
UK                           Korea                                 Brazil               United Arab
Norway                       Philippines                           Colombia               Emirates
Sweden                       Australia                             Venezuela            Egypt
Denmark                      New Zealand                                                Israel
Benelux                      Singapore                                                  Lebanon
Germany                      Japan
Austria                      Peoples Republic of China
Switzerland                  Hong Kong
Italy
Spain













                                                                    22 of 23

                                   SCHEDULE F

                             PRODUCT SPECIFICATIONS

     Vitamin-C 5%

     - 15 ml glass amber bottle
     - L-Ascorbic Acid 5% USP
     - Water USP
     - Ethoxydiglycol EP
     - Propylene Glycol USP
     - Grapefruit Extract
     - Fragrance

     Vitamin-C 10%
     - 30 ml glass amber bottle
     - L-Ascorbic Acid 10% USP
     - Water USP
     - Ethoxydiglycol EP
     - Propylene Glycol USP
     - Grapefruit Extract
     - Fragrance
















                                                                    23 of 23